ADMINISTRATIVE SERVICES PLAN
                        GARTMORE VARIABLE INSURANCE TRUST
                             (EFFECTIVE MAY 2, 2005)

         Section 1. This Administrative Services Plan (the "Plan") constitutes the administrative services plan for the funds as listed on Exhibit A, as amended from time to time (collectively, the "Funds"), each a series of Gartmore Variable Insurance Trust (the "Trust," formerly known as Nationwide Separate Account Trust), and is adopted upon review and approval by the Board of Trustees of the Trust.

         Section 2. Upon the recommendation of the administrator of the Funds, any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements in substantially any other form duly approved by the Board of Trustees of the Trust ("Servicing Agreements") with financial institutions which are shareholders of record or which have a servicing relationship ("Service Organizations") with the beneficial owners of a Fund's shares of beneficial interest ("Shares"). Such Servicing Agreements shall require the Service Organizations to provide administrative support services as set forth therein and as described in a Fund's applicable registration statement to their customers who own of record or beneficially Shares. In consideration for providing such services, a Service Organization will receive a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, and up to the annual rate listed on Exhibit A for each class of Shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, broker, dealer, broker-dealer, insurance company or other financial institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by a Fund with respect to its Shares in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of that Fund.

         Section 3. So long as this Plan is in effect, the administrator shall provide to a Fund's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         Section 4. The Plan shall not take effect with respect to the Shares of a Fund until it has been approved, together with the form of the Servicing Agreements, by a vote of a majority of the Trustees who are not "interested persons" of that Fund (as defined in the Investment Company Act of 1940) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or such Servicing Agreement; provided, however, that the Plan is not implemented prior to the effective date of the post-effective amendment to a Fund's registration statement describing the Plan and its implementation with respect to that Fund.

         Section 5. Unless sooner terminated, this Plan shall continue until ________ ___, 2006, and thereafter, shall continue automatically for successive

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annual periods provided such continuance is approved at least annually by a majority of the Board of Trustees, including a majority of the Disinterested Trustees.

         Section 6. This Plan may be amended at any time with respect to a Fund by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

         Section 7. This Plan is terminable at any time with respect to a Fund by vote of a majority of the Disinterested Trustees.

         Section 8. While this Plan is in effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of the Disinterested Trustees of the Trust.

         Section 9. This Plan has been adopted as of May 2, 2005, as subsequently amended.

         Section 10. The Trust is a statutory trust formed under the laws of the State of Delaware and under an Agreement and Declaration of Trust, as from time to time amended or restated, to which reference is hereby made.